Exhibit 21.1

Legal Name	Jurisdiction
BMFC, LLC	Delaware
Booj, LLC	Delaware
First Leads, LLC	Delaware
Motto Franchising, LLC	Delaware
Motto Marketing Fund, LLC	Delaware
RE/MAX, LLC	Delaware
RE/MAX Ancillary Services, LLC	Delaware
RE/MAX Caribbean Islands, LLC	Delaware
RE/MAX Foreign Holdings, LLC	Delaware
RE/MAX Integrated Regions, LLC	Delaware
RE/MAX Marketing Fund, LLC	Delaware
RE/MAX Ontario-Atlantic Canada, Inc.	British Columbia, Canada
11099183 Canada, Inc.	Ontario, Canada
RE/MAX of Western Canada (1998), LLC	Delaware
RE/MAX Promotions, Inc.	British Columbia, Canada
RMCO, LLC	Delaware
Seventy3, LLC	Delaware
Statewide RES, Inc.	Texas
Syracuse Development Company, LLC	Delaware
The Gadberry Group, LLC	Delaware
Wemlo, LLC	Delaware